  EXHIBIT 5.1

Gary R. Henrie

Attorney at Law

Licensed in the States of Utah and Nevada

619 South 1040 East	Telephone: 307-200-9415
American Fork, UT 84003	e-mail: grhlaw@hotmail.com

August 9, 2024

Lightbridge Corporation

11710 Plaza America Drive, Suite 2000

Reston, VA 20190

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with the sale from time to time by the Company of shares of its common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $12,595,000 through Stifel, Nicolaus & Company, Incorporated (“Stifel”), as the sales agent, to be issued pursuant to a registration statement on Form S-3 (File No. 333-278288) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 29, 2024 (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement dated May 10, 2024 (the “Initial Prospectus Supplement”), and the prospectus supplements that supplement and amend the Initial Prospectus Supplement dated July 19, 2024 and August 9, 2024 (with the Base Prospectus and the Initial Prospectus Supplement, the “Prospectus”), and that certain At-the-Market Equity Offering Sales Agreement, dated as of May 28, 2019, and as amended on April 9, 2021 and May 8, 2024, by and between the Company and Stifel (the “Sales Agreement”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) issuance and delivery of the Shares in the manner contemplated by the Sales Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of such Board, the Shares will be validly issued, fully paid, and nonassessable.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

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Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada. We disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or the opinion set forth herein, nor do we deliver any opinion as to the extent to which any laws other than the laws of the State of Nevada apply or the effect of any such other laws should they apply.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K to be filed by the Company on August 9, 2024. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gary R. Henrie

Gary R. Henrie

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